Pricing Supplement No. J1047 To the Product Supplement No. I-C dated June 30, 2017, Prospectus Supplement dated June 30, 2017 and Prospectus dated June 30, 2017	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 April 26, 2019
Structured Investments	Credit Suisse $4,020,000 Contingent Coupon Callable Yield Notes due April 29, 2021 Linked to the Performance of the Lowest Performing of Three Underlyings
•	The securities, which we refer to as the “notes,” do not guarantee any return of principal at maturity and do not provide for the regular payment of interest.

•	If these notes have not been previously redeemed at our option and if a Coupon Barrier Event has not occurred on an Observation Date, we will pay a contingent coupon on the immediately following Contingent Coupon Payment Date in an amount of $31 per $1,000 principal amount of notes and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons. If a Coupon Barrier Event has occurred on an Observation Date, no contingent coupon will be paid with respect to that Observation Date. Contingent coupons should not be viewed as ordinary periodic interest payments.

•	We may redeem the notes, in whole but not in part, on any Early Redemption Date. No further payments will be made following an Early Redemption.

•	Investors should be willing to (i) forgo dividends and the potential to participate in any appreciation of any Underlying and (ii) lose some or all of their investment if a Knock-In Event has occurred.

•	Senior unsecured obligations of Credit Suisse maturing April 29, 2021. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The offering price for the notes was determined on April 26, 2019 (the “Pricing Date”), and the notes are expected to settle on April 30, 2019 (the “Settlement Date”). Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

•	The notes will not be listed on any exchange.

Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 7 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000	$15	$985
Total	$4,020,000	$60,300	$3,959,700

(1) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive discounts and commissions from Credit Suisse or one of our affiliates of $15 per $1,000 principal amount of notes.

Credit Suisse currently estimates the value of each $1,000 principal amount of the notes on the Pricing Date is $980 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the notes (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

J.P. Morgan

Placement Agent

April 26, 2019

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Underlyings:	The notes are linked to the performance of the lowest performing of the Underlyings set forth in the table below. For more information on the Underlyings, see “The Underlyings” herein. Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level, Knock-In Level and Coupon Barrier Level:
Underlying	Ticker	Initial Level	Knock-In Level	Coupon Barrier Level
SPDR® S&P® Oil & Gas Exploration & Production ETF	XOP UP <Equity>	$31.28	$21.90 (Approximately 70% of Initial Level)	$21.90 (Approximately 70% of Initial Level)
Health Care Select Sector SPDR® Fund	XLV UP <Equity>	$89.01	$62.31 (Approximately 70% of Initial Level)	$62.31 (Approximately 70% of Initial Level)
iShares® MSCI All Country Asia ex Japan ETF	AAXJ UP < Equity >	$72.125	$50.488 (Approximately 70% of Initial Level)	$50.488 (Approximately 70% of Initial Level)
Contingent Coupons:	If these notes have not been previously redeemed at our option and if a Coupon Barrier Event has not occurred on an Observation Date, we will pay a contingent coupon on the immediately following Contingent Coupon Payment Date in an amount of $31 per $1,000 principal amount of notes and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons. If a Coupon Barrier Event has occurred on an Observation Date, no contingent coupon will be paid with respect to that Observation Date. If any Contingent Coupon Payment Date is not a business day, the contingent coupon will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. The amount of any contingent coupon will not be adjusted with respect to any postponement of a Contingent Coupon Payment Date and no interest or other payment will be payable hereon because of any such postponement of a Contingent Coupon Payment Date. No contingent coupons will be payable following an Early Redemption. Contingent coupons, if any, will be payable on the applicable Contingent Coupon Payment Date to the holder of record at the close of business on the business day immediately preceding the applicable Contingent Coupon Payment Date; provided that the contingent coupon payable on the Early Redemption Date or Maturity Date, as applicable, will be payable to the person to whom the Early Redemption Amount or the Redemption Amount, as applicable, is payable.
Coupon Barrier Event:	A Coupon Barrier Event will occur if, on any Observation Date, the Observation Level of any Underlying on such Observation Date is less than its Coupon Barrier Level.
Redemption Amount:	If these notes have not been previously redeemed at our option, at maturity, the Redemption Amount you will receive will depend on the individual performance of each Underlying and whether a Knock-In Event has occurred. For each $1,000 principal amount of notes, the Redemption Amount will be determined as follows:
•	If a Knock-In Event has occurred, $1,000 multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying. In this case, the Redemption Amount will be less than $700 per $1,000 principal amount of notes. You could lose your entire investment.
• If a Knock-In Event has not occurred, $1,000. Therefore, you will not participate in any appreciation of any Underlying.
Any payment on the notes is subject to our ability to pay our obligations as they become due.
Early Redemption:	We may redeem the notes in whole, but not in part, on any Early Redemption Date set forth in the table below, upon notice to the trustee on or before the immediately preceding Observation Date for $1,000 for each $1,000 principal amount of the notes (the “Early Redemption Amount”), and the contingent coupon payable on such Early Redemption Date and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons. No further payments will be made following an Early Redemption. Payment will be made with respect to such Early Redemption on the relevant Early Redemption Date. If any Early Redemption Date is not a business day, the contingent coupon will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. Any payment on the notes is subject to our ability to pay our obligations as they become due.
Knock-In Event:	A Knock-In Event will occur if the Final Level of any Underlying is less than its Knock-In Level.
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.

Underlying Return:	For each Underlying, the lesser of (i) zero and (ii) an amount calculated as follows:
Final Level − Initial Level Initial Level
Observation Level:	For each Observation Date scheduled to occur prior to the Final Valuation Date, the Observation Level of each Underlying will equal the closing level of such Underlying on such Observation Date. For the Final Valuation Date, the Observation Level of each Underlying will equal the Final Level of such Underlying.
Initial Level:	For each Underlying, the closing level of such Underlying on the Pricing Date, as set forth in the table above.
Final Level:	For each Underlying, the arithmetic average of the closing levels of such Underlying on each of the five Valuation Dates.
Maturity Date:	April 29, 2021, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates,” or if the Final Valuation Date is postponed for any reason. If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
CUSIP:	22552FBP6
Key Dates:

Each Observation Date, Early Redemption Date, Contingent Coupon Payment Date and Valuation Date is set forth in the table below. The Key Dates are subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates” or if any Valuation Date is postponed because it is not a trading day. If any Valuation Date is not a trading day for any Underlying, then each Valuation Date for such Underlying scheduled to occur on consecutive trading days following such Valuation Date, if any, will be postponed by the corresponding number of trading days by which such Valuation Date is postponed.

Observation Dates	Early Redemption Dates	Contingent Coupon Payment Dates	Valuation Dates
July 26, 2019	July 31, 2019	July 31, 2019	April 20, 2021
October 28, 2019	October 31, 2019	October 31, 2019	April 21, 2021
January 27, 2020	January 30, 2020	January 30, 2020	April 22, 2021
April 27, 2020	April 30, 2020	April 30, 2020	April 23, 2021
July 27, 2020	July 30, 2020	July 30, 2020	April 26, 2021
October 26, 2020	October 29, 2020	October 29, 2020	("Final Valuation Date")
January 26, 2021	January 29, 2021	January 29, 2021
Final Valuation Date		Maturity Date

Additional Terms Specific to the Notes

You should read this pricing supplement together with the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. I-C dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000095010317006317/dp77785_424b2-ic.htm

•	Prospectus Supplement and Prospectus dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

In the event the terms of the notes described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the notes and the owner of any beneficial interest in the notes, amend the notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Hypothetical Redemption Amounts and Total Payments on the Notes

The tables and examples below illustrate, for a $1,000 investment in the notes, hypothetical Redemption Amounts payable at maturity for a hypothetical range of Underlying Returns of the Lowest Performing Underlying and, in the case of Table 2, total contingent coupons payable over the term of the notes, which will depend on whether and when any Coupon Barrier Events have occurred over the term of the notes. The tables and examples below assume that (i) if a Coupon Barrier Event does not occur on an Observation Date, a contingent coupon of $31 per $1,000 principal amount of notes will be paid on the immediately following Contingent Coupon Payment Date, (ii) the notes are not redeemed prior to maturity, (iii) the term of the notes is two years and (iv) the Knock-In Level for each Underlying is 70% of the Initial Level of such Underlying. The actual contingent coupon amount and Knock-In Levels are set forth in “Key Terms” herein. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any individual contingent coupon.

The hypothetical Redemption Amounts and total contingent coupons set forth below are for illustrative purposes only. The actual Redemption Amount and total contingent coupons applicable to a purchaser of the notes, if any, will depend on whether and when any Coupon Barrier Events have occurred over the term of the notes, whether a Knock-In Event has occurred and on the Final Level of the Lowest Performing Underlying. It is not possible to predict when and how many Coupon Barrier Events will occur, if any, or whether a Knock-In Event will occur and, in the event that there is a Knock-In Event, by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. If the notes are redeemed at our option, we will pay a cash payment equal to the principal amount of the notes you hold, any contingent coupons payable and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons, and no further payments will be made following an Early Redemption.  You will not participate in any appreciation in the Underlyings. You should consider carefully whether the notes are suitable to your investment goals. Any payment on the notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

TABLE 1: Hypothetical Redemption Amounts

Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount (excluding contingent coupons, if any)	Total Contingent Coupons
100%	0%	$1,000
90%	0%	$1,000
80%	0%	$1,000
70%	0%	$1,000
60%	0%	$1,000
50%	0%	$1,000
40%	0%	$1,000
30%	0%	$1,000
20%	0%	$1,000
10%	0%	$1,000
0%	0%	$1,000	(See Table 2 below)
−10%	−10%	$1,000
−20%	−20%	$1,000
−30%	−30%	$1,000
−31%	−31%	$690
−40%	−40%	$600
−50%	−50%	$500
−60%	−60%	$400
−70%	−70%	$300
−80%	−80%	$200
−90%	−90%	$100
−100%	−100%	$0

TABLE 2: The expected total contingent coupons will depend on when and how many Coupon Barrier Events occur.

Number of Coupon Barrier Events	Total Contingent Coupons
A Coupon Barrier Event occurs on the 1st through 8th Observation Dates	$0
A Coupon Barrier Event occurs on the 2nd through 8th Observation Dates	$31
A Coupon Barrier Event occurs on the 3rd through 8th Observation Dates	$62
A Coupon Barrier Event occurs on the 4th through 8th Observation Dates	$93
A Coupon Barrier Event occurs on the 5th through 8th Observation Dates	$124
A Coupon Barrier Event occurs on the 6th through 8th Observation Dates	$155
A Coupon Barrier Event occurs on the 7th through 8th Observation Dates	$186
A Coupon Barrier Event occurs on the 8th Observation Date only	$217
A Coupon Barrier Event occurs on the 1st and 7th Observation Dates only*	$248
A Coupon Barrier Event does not occur on any Observation Date*	$248

*If a Coupon Barrier Event does not occur on the 8th Observation Date, an investor will ultimately receive the maximum coupon amount of $248 for each $1,000 principal amount of the notes.

The total payment on the notes will be equal to either the Redemption Amount or Early Redemption Amount applicable to an investor plus the total contingent coupons payable on the notes.

The following examples illustrate how the Redemption Amount is calculated.

Example 1: A Knock-In Event has occurred.

Underlying	Final Level
XOP	110% of Initial Level
XLV	40% of Initial Level
AAXJ	80% of Initial Level

Because the Final Level of an Underlying is less than its Knock-In Level, a Knock-In Event has occurred. XLV is the Lowest Performing Underlying.

Therefore, the Redemption Amount is determined as follows:

Underlying Return of the Lowest Performing Underlying	=	the lesser of (i) zero and (ii) (Final Level - Initial Level) / Initial Level
	=	the lesser of (i) zero and (ii) −60%
	=	−60%
Redemption Amount	=	$1,000 × (1 + Underlying Return of the Lowest Performing Underlying)
	=	$1,000 × 0.40
	=	$400

Even though the Final Level of an Underlying is greater than its Initial Level, you will not participate in such appreciation of such Underlying and you will be exposed to the depreciation in the Lowest Performing Underlying.

Example 2: A Knock-In Event has not occurred.

Underlying	Final Level
XOP	110% of Initial Level
XLV	110% of Initial Level
AAXJ	105% of Initial Level

Because the Final Level of each Underlying is equal to or greater than its Knock-In Level, a Knock-In Event has not occurred.

Even though the Final Level of each Underlying is greater than its Initial Level, you will not participate in the appreciation of any Underlying.

Therefore, the Redemption Amount equals $1,000.

Example 3: A Knock-In Event has not occurred.

Underlying	Final Level
XOP	80% of Initial Level
XLV	90% of Initial Level
AAXJ	80% of Initial Level

Even though the Final Level of each Underlying is less than its Initial Level, because the Final Level of each Underlying is equal to or greater than its Knock-In Level, a Knock-In Event has not occurred.

Therefore, the Redemption Amount equals $1,000.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlyings or in any futures contracts or exchange-traded or over-the-counter instruments based on, or other instruments linked to the Underlying. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

•	YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY — If the notes are not redeemed prior to the Maturity Date, you may receive less at maturity than you originally invested in the notes, or you may receive nothing, excluding contingent coupons, if any. If a Knock-In Event has occurred, you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, the Redemption Amount you will receive will be less than the principal amount of the notes, and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE NOTES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment you receive on the notes to be less at maturity than it is at the time you invest. An investment in the notes also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	THE NOTES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT PLUS CONTINGENT COUPONS, IF ANY — The notes will not pay more than the principal amount plus contingent coupons, if any, regardless of the performance of the Underlying. Even if the Final Level is greater than the Initial Level, you will not participate in the appreciation of the Underlying. Therefore, the maximum amount payable with respect to the notes (excluding contingent coupons, if any) is $1,000 for each $1,000 principal amount of the notes. This payment will not be increased to include reimbursement for any discounts and commissions and hedging and other transaction costs, even upon an Early Redemption.

•	THE NOTES DO NOT PROVIDE FOR REGULAR FIXED INTEREST PAYMENTS — Unlike conventional debt securities, the notes do not provide for regular fixed interest payments. The number of contingent coupons you receive over the term of the notes, if any, will depend on the performance of the Underlyings during the term of the notes and whether and when any Coupon Barrier Events occur. Contingent coupons should not be viewed as ordinary periodic interest payments. If a Coupon Barrier Event has occurred on an Observation Date, no contingent coupon will be paid with respect to that Observation Date. Accordingly, if a Coupon Barrier Event has occurred on every Observation Date, you will not receive any contingent coupons during the term of the notes. However, any such unpaid contingent coupon will be paid on a later Contingent Coupon Payment Date if a Coupon Barrier Event does not occur on the immediately preceding Observation Date. Thus, the notes are not a suitable investment for investors who require regular fixed income payments, since the number of contingent coupons is variable and may be zero.

Even if you receive the maximum amount payable with respect to the notes, it is possible that you may not receive any contingent coupons for an extended period during the term of the notes. For example, if a Coupon Barrier Event occurs on each Observation Date beginning early in the term of the notes until near the end of the term of the notes, you would not receive any contingent coupons for an extended period of time during the term of the notes. You will not be compensated for the time value of money, nor will we pay interest or any other amount, if we pay contingent coupons after the related Contingent Coupon Payment Date.

In addition, if rates generally increase over the term of the notes, it is more likely that the contingent coupon, if any, could be less than the yield one might receive based on market rates at that time. This would have the further effect of decreasing the value of your notes both nominally in terms of below-market coupons and in real value terms. Furthermore, it is possible that you will not receive some or all of the contingent coupons over the term of the notes, and still lose your principal amount. Even if you do receive some or all of your principal amount at maturity, you will not be compensated for the time value of money. These notes are not short-term investments, so you should carefully consider these risks before investing.

•	CONTINGENT COUPONS, IF ANY, ARE PAID ON A PERIODIC BASIS AND ARE BASED SOLELY ON THE CLOSING LEVELS ON THE SPECIFIED OBSERVATION DATES – Whether the contingent coupon will be paid with respect to an Observation Date will be based on the closing level on such date. As a result, you will not know whether you will receive the contingent coupon until near the end of the relevant period. Moreover, because the contingent coupon is based solely on the closing level on a specific Observation Date, if the closing level is less than its Coupon Barrier Level on an Observation Date, you will not receive any contingent coupon with respect to such Observation Date, even if the closing level was higher on other days during the relevant period. Even if you receive the maximum amount payable with respect to the notes, it is possible that you may not receive any contingent coupons for an extended period during the term of the notes and you may not know whether you will receive any contingent coupons until near the end of the term of the notes.

•	MORE FAVORABLE TERMS TO YOU ARE GENERALLY ASSOCIATED WITH AN UNDERLYING WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Pricing Date, the higher the expectation as of the Pricing Date that (i) a Coupon Barrier Event could occur or (ii) the Final Level of such Underlying could be less than its Knock-In Level, indicating a higher expected risk of loss on the notes. This greater expected risk will generally be reflected in a higher contingent coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as lower Coupon Barrier Levels or Knock-In Levels) than for similar notes linked to the performance of an underlying with a lower expected volatility as of the Pricing Date. You should therefore understand that a relatively higher contingent coupon may indicate an increased risk of loss. Further, relatively lower Coupon Barrier Levels or Knock-In Levels may not necessarily indicate that you will receive a contingent coupon on any Contingent Coupon Payment Date or that the notes have a greater likelihood of a return of principal at maturity. The volatility of any Underlying can change significantly over the term of the notes. The levels of the Underlyings for your notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

•	THE NOTES ARE SUBJECT TO A POTENTIAL EARLY REDEMPTION, WHICH EXPOSES YOU TO REINVESTMENT RISK — Market events could affect our decision to redeem the notes. For example, it is more likely that Credit Suisse will redeem the notes prior to the Maturity Date at a time when Credit Suisse believes it will be likely to pay contingent coupons over the term of the notes and could issue a comparable debt security with a lower contingent coupon. If we redeem the notes prior to maturity, you may not be able to invest in other notes with a similar level of risk that offer the same contingent coupon as the notes.

•	AN EARLY REDEMPTION WOULD LIMIT YOUR OPPORTUNITY TO BE PAID CONTINGENT COUPONS OVER THE FULL TERM OF THE NOTES — The notes are subject to a potential Early Redemption on any Early Redemption Date, upon notice to the trustee on or before the immediately preceding Observation Date. If the notes are redeemed prior to the Maturity Date, you will receive a cash payment equal to the principal amount of your notes and the contingent coupon payable, if any, on that Early Redemption Date, and no further payments will be made with respect to the notes. In this case, you will lose the opportunity to continue to be paid contingent coupons from the date of Early Redemption to the scheduled Maturity Date.

•	THE AVERAGING CONVENTION USED TO CALCULATE THE FINAL LEVEL COULD REDUCE THE REDEMPTION AMOUNT AND CONTINGENT COUPONS — Your investment in the notes may not perform as well as an investment in an instrument that measures the point-to-point performance of the Lowest Performing Underlying from the Pricing Date to the Final Valuation Date. For example, if the closing level of the Lowest Performing Underlying on the first four Valuation Dates is lower than the closing level of such Underlying on the Final Valuation Date and a Knock-In Event has occurred, you will receive less at maturity than you would have received had the notes measured the point-to-point performance of such Underlying from the Pricing Date to the Final Valuation Date.

The averaging convention may also affect whether you receive a contingent coupon on the Maturity Date. Because the Observation Level of each Underlying for the Final Valuation Date will equal its Final Level (which is the arithmetic average of its closing levels on each of the five Valuation Dates), it is possible that such Observation Levels could be less than the Observation Levels would have been had they been measured on a single day. As a result, a Coupon Barrier Event could occur under circumstances where one would not have occurred had the

Observation Levels for the Final Valuation Date been measured on a single day.

•	YOU WILL BE SUBJECT TO RISKS RELATING TO THE RELATIONSHIP BETWEEN THE UNDERLYINGS — The notes are linked to the individual performance of each Underlying. As such, the notes will perform poorly if only one of the Underlyings performs poorly. For example, if one Underlying appreciates from its Initial Level to its Final Level, but the Final Level of the Lowest Performing Underlying is less than its Knock-In Level, you will be exposed to the depreciation of the Lowest Performing Underlying and you will not benefit from the performance of any other Underlying. Each additional Underlying to which the notes are linked increases the risk that the notes will perform poorly. By investing in the notes, you assume the risk that (i) the Final Level of at least one of the Underlyings will be less than its Knock-In Level and (ii) a Coupon Barrier Event occurs with respect to at least one of the Underlyings on each Observation Date, regardless of the performance of any other Underlying.

It is impossible to predict the relationship between the Underlyings. If the performances of the Underlyings exhibit no relationship to each other, it is more likely that one of the Underlyings will cause the notes to perform poorly. However, if the performances of the equity securities included in each Underlying are related such that the performances of the Underlyings are correlated, then there is less likelihood that only one Underlying will cause the notes to perform poorly. Furthermore, to the extent that each Underlying represents a different market segment or market sector, the risk of one Underlying performing poorly is greater. As a result, you are not only taking market risk on each Underlying, you are also taking a risk relating to the relationship among the Underlyings.

•	THERE ARE RISKS ASSOCIATED WITH THE UNDERLYINGS — Although shares of the Underlyings are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlyings or that there will be liquidity in the trading market. Each Underlying is subject to management risk, which is the risk that an Underlying’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to each Underlying's investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by such Underlying. Any of these actions could adversely affect the price of the shares of each Underlying and consequently the value of the notes. For additional information on the Underlyings, see “The Underlyings” herein.

•	THE PERFORMANCE AND MARKET VALUE OF EACH UNDERLYING, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE TO THE PERFORMANCE OF ITS TRACKED INDEX — Each Underlying will generally invest in all of the equity notes included in the index tracked by such Underlying (each such index, a “Tracked Index”), but may not fully replicate such Tracked Index. There may be instances where a Underlying’s investment advisor may choose to overweight another stock in such Underlying’s Tracked Index, purchase notes not included in such Underlying’s Tracked Index that such investment advisor believes are appropriate to substitute for a security included in such Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of each Underlying will reflect additional transaction costs and fees that are not included in the calculation of such Underlying’s Tracked Index. Finally, because the shares of each Underlying are traded on a national notes securities and are subject to market supply and investor demand, the market value of one share of each Underlying may differ from the net asset value per share of such Underlying.

During periods of market volatility, notes held by each Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of such Underlying and the liquidity of such Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in each Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of each Underlying. As a result, under these circumstances, the market value of shares of each Underlying may vary substantially from the net asset value per share of such Underlying. For all the foregoing reasons, the performance of each Underlying may not correlate with the performance of its Tracked Index. For additional information on the Underlyings, see “The Underlyings” herein.

•	The Stocks Included in the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Health Care Select Sector SPDR® Fund are Concentrated in One Particular Sector — All of the stocks included in the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Health Care Select Sector SPDR® Fund are issued by companies in a single sector. As a result, the stocks that will determine the performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Health Care Select Sector SPDR® Fund are concentrated in a single sector. Although an investment in the notes will not give holders any ownership or other direct interests in the stocks held by the the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Health Care Select Sector SPDR® Fund, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in a single sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in a broader range of sectors. For additional information on the the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Health Care Select Sector SPDR® Fund, see “The Underlyings” herein.

•	CURRENCY EXCHANGE RISK — Because the prices of the equity securities included in the iShares® MSCI All Country Asia ex Japan ETF are converted into U.S. dollars for purposes of calculating the level of the iShares® MSCI All Country Asia ex Japan ETF, investors will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the iShares® MSCI All Country Asia ex Japan ETF trade. Currency exchange rates may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes in currency exchange rates, including changes in liquidity and prices, can occur within very short periods of time. Currency exchange rate risks include, but are not limited to, convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the equity securities included in the iShares® MSCI All Country Asia ex Japan ETF, the level of the iShares® MSCI All Country Asia ex Japan ETF and the value of the notes.

•	FOREIGN SECURITIES MARKETS RISK — Some or all of the assets included in the iShares® MSCI All Country Asia ex Japan ETF are issued by foreign companies and trade in foreign securities markets. Investments in the notes therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the iShares® MSCI All Country Asia ex Japan ETF may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the iShares® MSCI All Country Asia ex Japan ETF, and therefore the performance of the iShares® MSCI All Country Asia ex Japan ETF and the value of the notes.

•	HEDGING AND TRADING ACTIVITY — We or any of our affiliates may carry out hedging activities related to the notes, including in the Underlyings or instruments related to the Underlyings. We or our affiliates may also trade in the Underlyings or instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.

•	THE ESTIMATED VALUE OF THE NOTES ON THE PRICING DATE IS LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your notes on the Pricing Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the notes includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the notes and the cost of hedging our risks as issuer of the notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Pricing Date, we value the components of the notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE NOTES — The internal funding rate we use in structuring notes such as these notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Pricing Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the notes. We will also use our internal funding rate to determine the price of the notes if we post a bid to repurchase your notes in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the notes on the Pricing Date. The estimated value of the notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the notes in the secondary market (if any exists) at any time. The secondary market price of your notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your notes could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the notes and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Pricing Date, the secondary market price of your notes will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your notes may be lower than the price at which we may repurchase the notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the notes from you at a price that will exceed the then-current estimated value of the notes. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your notes to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the notes.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the notes. Further, hedging activities may adversely affect any payment on or the value of the notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the notes, which creates an additional incentive to sell the notes to you.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — The payout on the notes can be replicated using a combination of the components described in “The estimated value of the notes on the Pricing Date is less than the Price to Public.” Therefore, in addition to the levels of any Underlying, the terms of the notes at issuance and the value of the notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the notes;

o	the dividend rate on the equity securities included in the Underlyings;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	events affecting companies engaged in the industries tracked by the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Health Care Select Sector SPDR® Fund;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS — Your return on the notes will not reflect the return you would realize if you actually owned shares of the Underlyings or the assets that comprise the Underlyings. The return on your investment is not the same as the total return based on the purchase of shares of the Underlyings or the assets that comprise the Underlyings.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to shares of the Underlyings or the assets that comprise the Underlyings.

•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlyings. However, an adjustment will not be required in response to all events that could affect the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the notes may be materially and adversely affected. See “Description of the Notes—Adjustments” in the relevant product supplement.

•	THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected.  Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlyings

The SPDR® S&P® Oil & Gas Exploration & Production ETF

We have derived all information contained herein regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF from publicly available information. Such information reflects the policies of, and is subject to change by, SSGA Funds Management, Inc., which maintains and manages the SPDR® S&P® Oil & Gas Exploration & Production ETF, and acts as investment advisor to the SPDR® S&P® Oil & Gas Exploration & Production ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the SPDR® S&P® Oil & Gas Exploration & Production ETF.

The SPDR® S&P® Oil & Gas Exploration & Production ETF is an exchange-traded fund that seeks investment results that, before fees and expenses, correspond generally to the total return of the S&P Oil & Gas Exploration & Production Select Industry™ Index, which measures the performance of the oil and gas exploration and production segment of the S&P® Total Market Index.

The SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the SPDR® S&P® Oil & Gas Exploration & Production ETF. Information filed by the SPDR® Series Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-57793 and 811-08839. Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF are listed on the NYSE Arca under ticker symbol “XOP.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus.

The Health Care Select Sector SPDR® Fund

We have derived all information contained herein regarding the Health Care Select Sector SPDR® Fund from publicly available information. Such information reflects the policies of, and is subject to change by, SSGA Funds Management, Inc., which maintains and manages the Health Care Select Sector SPDR® Fund and acts as investment advisor to the Health Care Select Sector SPDR® Fund. We have not conducted any independent review or due diligence of any publicly available information with respect to the Health Care Select Sector SPDR® Fund.

The Health Care Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity notes of companies in the Health Care Select Sector Index.

The Select Sector SPDR Trust is a registered investment company that consists of eleven separate investment portfolios, including the Health Care Select Sector SPDR® Fund. Information filed by the Select Sector SPDR Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-57791 and 811-08837. Shares of the Health Care Select Sector SPDR® Fund are listed on the NYSE Arca under ticker symbol “XLV.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying product supplement, the prospectus supplement or the prospectus.

The iShares® MSCI All Country Asia ex Japan ETF

We have derived all information contained herein regarding the iShares® MSCI All Country Asia ex Japan ETF from publicly available information. Such information reflects the policies of, and is subject to change by, BlackRock Fund Advisors, which maintains and manages the iShares® MSCI All Country Asia ex Japan ETF and acts as investment advisor to the iShares® MSCI All Country Asia ex Japan ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the iShares® MSCI All Country Asia ex Japan ETF.

The iShares® MSCI All Country Asia ex Japan ETF is an exchange-traded fund that seeks to track the investment results of the MSCI AC Asia ex Japan Index, which is designed to measure equity market performance of securities from the following 11 developed, emerging and frontier market countries or regions: China, Hong Kong, India, Indonesia, Malaysia, Pakistan, the Philippines, Singapore, South Korea, Taiwan and Thailand.

iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI All Country Asia ex Japan ETF. Information filed by iShares®, Inc. with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-92935 and 811-09729. Shares of the iShares® MSCI All Country Asia ex Japan ETF are listed on the The Nasdaq Stock Market under ticker symbol “AAXJ.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on the closing level of each Underlying from January 2, 2014 through April 26, 2019. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the notes. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the notes.

For additional information on the SPDR® S&P® Oil & Gas Exploration & Production ETF, the Health Care Select Sector SPDR® Fund and the iShares® MSCI All Country Asia ex Japan ETF, see “The Underlyings” herein.

The closing level of the SPDR® S&P® Oil & Gas Exploration & Production ETF on April 26, 2019 was $31.28.

The closing level of Health Care Select Sector SPDR® Fund on April 26, 2019 was $89.01.

The closing level of the iShares® MSCI All Country Asia ex Japan ETF on April 26, 2019 was $72.125.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the notes.  In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the notes for U.S. federal income tax purposes as prepaid financial contracts with associated coupons that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the notes.

Assuming this treatment of the notes is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	Any coupons paid on the notes should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or other disposition (including retirement) of a note, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the notes, and the IRS or a court might not agree with the treatment described herein.  In particular, the notes might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized, might be materially and adversely affected.  Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts.  Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax advisor regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders.  The U.S. federal income tax treatment of the coupons is unclear.  Except as provided below and in the accompanying product supplement under “Material United States Federal Income Tax Considerations— Securities Held Through Foreign Entities” and “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments,” we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2021 that do not have a “delta” of one with respect to any U.S. equity.  Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the notes relate.  You should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

FATCA. You should review the section entitled "Material United States Federal Income Tax Considerations—Securities Held Through Foreign Entities" in the accompanying product supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

Under the terms of distributor accession confirmations with JPMS LLC and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMS LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive discounts and commissions from Credit Suisse or one of our affiliates of $15 per $1,000 principal amount of notes. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the notes against payment for the notes on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Pricing Date, purchasers who wish to transact in the notes more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the notes offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.  Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated April 29, 2019 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on April 29, 2019. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG.  In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the notes, the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated April 29, 2019, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on April 29, 2019.  Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

Credit Suisse